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                                                                      EXHIBIT 11


                        PAREXEL INTERNATIONAL CORPORATION

         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                      (in thousands, except per share data)


                                                                 Three months ended             Nine months ended
                                                               ----------------------        ----------------------
                                                                      March 31,                     March 31,
                                                               ----------------------        ----------------------
                                                                 1996           1997           1996           1997
                                                               -------        -------        -------        -------
Net income attributable to common shares                       $ 1,297        $ 3,117        $ 2,995        $ 7,326
                                                               =======        =======        =======        =======

Weighted average common shares outstanding
            a. Shares attributable to common stock
               outstanding                                      14,301         19,696         12,067         17,985
            b. Shares attributable to common stock options
               and preferred stock warrants pursuant to
               APB 15, paragraph 38(b)                             601            502            476            499
                                                               -------        -------        -------        -------
Weighted average common shares outstanding                      14,902         20,198         12,543         18,484
                                                               =======        =======        =======        =======

Net income per share                                           $  0.09        $  0.15        $  0.24        $  0.40
                                                               =======        =======        =======        =======


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